 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Director – Finance & Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES:

42% INCREASE IN FIRST QUARTER 2011 EARNINGS TO $20.2 MILLION, OR $0.47 PER DILUTED SHARE;

29% INCREASE IN FIRST QUARTER 2011 PRODUCTION TO 2.65 MILLION BARRELS OF OIL EQUIVALENT;

24% INCREASE IN FIRST QUARTER 2011 ADJUSTED CASH FLOW TO $79.2 MILLION, OR $1.86 PER DILUTED SHARE

HOUSTON, May 5, 2011 – Swift Energy Company (NYSE: SFY) announced today earnings of $20.2 million for the first quarter of 2011, or $0.47 per diluted share, a 42% increase when compared to first quarter 2010 earnings of $14.2 million, or $0.37 per diluted share.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure) for the first quarter 2011 increased 24% to $79.2 million, or $1.86 per diluted share, compared to $64.0 million, or $1.69 per diluted share, for the first quarter 2010.

Swift Energy produced 2.65 million barrels of oil equivalent (“MMBoe”) during the first quarter of 2011, which is a 29% increase compared to first quarter 2010 production of 2.04 MMBoe and a 21% increase over fourth quarter 2010 production of 2.18 MMBoe.

Terry Swift, CEO of Swift Energy commented, “Swift Energy focused on further development of its liquids rich South Texas acreage in the first quarter of 2011. We have been extending our lateral design lengths from approximately 4,000 ft to 6,000 ft. We recently completed two of our extended lateral Eagle Ford oil wells. These extended lateral wells each had initial production rates of over 1,000 barrels of oil per day (Bbls/d) with lateral lengths averaging about 5,200 feet. We are extremely pleased with these results and are evaluating adding another rig to our 2011 program and dedicating it to accelerating oil production from the Eagle Ford and Olmos formations in the northern portion of our AWP field.

“During the first quarter we also have seen significant increases in oil prices, along with high industry activity levels in South Texas. With increased activity in South Texas, we are also witnessing higher industry wide costs for goods and services. As a result of our business alliances and long term contracts, we have been able to mitigate some near term cost pressures and better anticipate future cost trends. We have also entered into firm transportation, processing and marketing agreements that should allow us to implement our plans and grow our production in South Texas.

“Strong first quarter operational results coupled with improving efficiencies and performance of recent wells allow us to raise our full year 2011 production guidance from a 25% - 30% increase to an increase of 30% - 33% over 2010 production levels. As our asset portfolio matures and our execution continues to improve, we will continue to focus on meeting and exceeding expectations.”

Revenues and Expenses

Total revenues for the first quarter of 2011 increased 31% to $144.1 million from the $109.8 million generated in the first quarter of 2010, primarily attributable to increased production volumes and higher commodity prices. Crude oil and natural gas liquid (“NGL”) revenues increased 32% and 25%, respectively, for the first quarter of 2011 compared to levels in the first quarter of 2010. Sequentially, crude oil and NGL revenues increased 16% and 33%, respectively.

Depreciation, depletion and amortization expense (“DD&A”) of $20.00 per barrel of oil equivalent (“Boe”) in the first quarter of 2011 increased 7% from $18.72 per Boe of DD&A in the comparable period in 2010, due to a higher overall full cost base and higher production volumes.  Lease operating expenses, before severance and ad valorem taxes, were $9.59 per Boe in the first quarter 2011, an increase of 5% compared to $9.12 per Boe in the first quarter of 2010.  Lease operating expenses increased during 2011 due to higher product transportation costs as well as other expected cost increases from our South Texas core area.  Severance and ad valorem taxes decreased to $5.03 per Boe from $5.66 per Boe in the comparable period due to production shifting from Louisiana to Texas.

General and administrative expenses decreased to $3.95 per Boe during the first quarter of 2011 from $4.52 per Boe in the same period in 2010. Interest expense decreased to $3.17 per Boe in the first quarter of 2011 compared to $4.07 per Boe for the same period in 2010.

Production & Pricing

Swift Energy’s first quarter 2011 production was 2.65 MMBoe, an increase of 29% when compared to 2010 first quarter production of 2.04 MMBoe. Natural gas production increased 65% while crude oil production increased 4% and NGL production increased 15% in the same period in 2011. Sequentially, production increased 21% from the 2.18 MMBoe produced in the fourth quarter of 2010, as liquids production increased 5%. First quarter 2011 production increased as a result of South Texas drilling and completion activity.

The Company realized an aggregate average price of $54.51 per Boe during the quarter, up from the $53.81 per Boe average price received in the first quarter of 2010.  In the first quarter of 2011, average crude oil prices increased 26% to $98.61 per barrel from $78.10 per barrel realized in the same period in 2010.  For the same periods, average natural gas prices were $3.82 per thousand cubic feet (“Mcf”), a decrease of 19% from the $4.74 per Mcf domestic average price realized a year earlier.  Prices for NGLs averaged $48.87 per barrel in the first quarter, a 9% increase from first quarter 2010 NGL prices of $44.71 per barrel.

First Quarter Drilling Activity

In the first quarter of 2011, Swift Energy drilled six operated development wells and participated in two non-operated wells.  In the Company’s South Texas core area, two operated and one non-operated, horizontal development wells were drilled to the Eagle Ford shale.  Three operated horizontal development wells were drilled in the Olmos formation.  All drilling activity in this area during the first quarter was in McMullen County, TX.

In Swift Energy’s Southeast Louisiana core area, one operated development well was drilled in the Lake Washington field.

One non-operated development well was drilled in the Company’s Central Louisiana/East Texas area in the Brookeland field, targeting the Austin Chalk.

There are currently four operated rigs and one non-operated rig drilling in the Company’s South Texas core area.  Additionally, one drilling rig and one completion rig are operating in the Southeast Louisiana core area.

Operations Update:

South Texas Operations

In the Company’s South Texas core area, five operated and three non-operated wells were completed in McMullen and Webb counties. Two wells in the Company’s Fasken area in Webb County were fracture stimulated.

In McMullen County, one Eagle Ford horizontal well and two Olmos horizontal wells were completed during the quarter.  The SMR EF 2H was completed in the Eagle Ford with a 16 stage fracture stimulation and had an initial production rate of 1,080 bbls/d of oil and 0.6 MMcfg/d with flowing casing pressure of 2,300 psi on a 18/64” choke.  This well was drilled to a lateral length of 5,660 feet and is the first Company operated extended lateral completion that has been performed.  The R Bracken 37H Olmos well had an initial production rate of 4.8 MMcfg/d, 226 bbls/d of natural gas liquids and 8 bbls/d of oil, with flowing casing pressure of 5,525 psi on a 16/64” choke after a 9 stage fracture stimulation was performed.  The AFP 5H Olmos well had an initial production rate of 2.7 MMcfg/d and 216 bbls/d of oil, with flowing casing pressure of 3,705 psi on a 20/64” choke after a 16 stage fracture stimulation was performed.

Also in McMullen County, the Company’s joint venture partner completed the Bracken JV 5H and Bracken JV 6H during the first quarter using a newly designed stimulation technique.  The initial production rate of  the Bracken JV 5H was 7.6 MMcfg/d, 437 bbls/d of natural gas liquids and 48 bbls/d of oil, with flowing casing pressure of 5,800 psi on a 20/64” choke after a 19 stage fracture stimulation was performed.  The Bracken JV 6H had an initial production rate of 5.1 MMcfg/d with flowing casing pressure of 6,520 psi on a 16/64” choke after a 16 stage fracture stimulation was performed.  A third joint venture Eagle Ford well was also completed by Swift Energy, using our contracted fracture stimulation fleet.  This well, the Whitehurst JV 1H had an initial production rate of 8.4 MMcfg/d with flowing casing pressure of 6,300 psi on an 18/64” choke after a16 stage fracture stimulation was performed.

In April, the SMR EF 3H, with a lateral length of 4,850 feet was completed.  The initial production rate of this well was 1,300 bbls/d of oil and 1.2 MMcfg/d with flowing casing pressure of 2,900 psi on a 16/64” choke.  As a result of the better-than-modeled performance of these recently drilled SMR Eagle Ford wells in the northern portion of the Company’s McMullen county acreage, a rig may be contracted in 2011 and dedicated to drill Eagle Ford and Olmos oil wells in this area, full time.

In Webb County, the Fasken EF 4H had an initial production rate of 9.3 Million cubic feet of gas per day (“MMcfg/d”) with flowing casing pressure of 4,610 psi on a 20/64” choke after a 12 stage fracture stimulation was performed.  The initial production rate of the Fasken EF 5H was 10.7 MMcfg/d with flowing casing pressure of 4,600 psi on a 13/64” choke after a 13 stage fracture stimulation.  Both of these wells have performed above expectations.

The Company also continued its production optimization and re-frac program in South Texas during the quarter.  This program mitigates base production declines and improves overall project economics.

As a result of better than expected performance of this dedicated frac fleet, the year-end drilled but not completed well backlog was reduced substantially during the quarter.  This allowed the Company to return this dedicated frac fleet to its vendor for a period of approximately thirty days during the quarter.  As the Company’s drilling and completion capabilities are brought into balance during the year, it is expected that this dedicated frac fleet will need to be returned to the vendor one more time in 2011 for approximately four to six weeks.  Swift Energy has added a smaller, “spudder” rig and is evaluating accelerating its drilling pace further by adding a fourth rig capable of drilling horizontal wells in this area.

Southeast Louisiana

In the Lake Washington field in Plaquemines Parish, LA, the Company drilled one well during the quarter.  The SL 1464 #8 (Jelly Bowl prospect) was drilled to a measured depth of 11,846 feet and encountered 93 feet of true vertical net pay in four productive horizons.  This well has been completed and is being connected to production facilities.

Recompletion and production optimization work continued during the quarter at the Lake Washington field.  The average initial production response of five recompletions that were performed was approximately 480 gross Boe/d.  The fourteen production optimization projects that were carried out averaged an initial production response of approximately 224 gross Boe/d.  With no new wells being brought online during the quarter, these low cost operations led to a 4% sequential increase in average daily net production rate at Lake Washington during the quarter.

Central Louisiana/East Texas

In the Company’s Central Louisiana/East Texas core area, the Company participated in a non-operated well targeting the Austin Chalk in the Brookeland field in East Texas.  This well is currently producing minimal amounts of hydrocarbons.  As a result of recent drilling results in this field, the Company’s development efforts in this core area will be focused on its Masters Creek and Burr Ferry fields.

In the Burr Ferry field in Vernon Parish, LA, Swift Energy expects a non-operated rig to begin drilling operations and is making plans to move an operated rig into the area during the second quarter.

Dispositions

During the first quarter, Swift Energy engaged Macquarie Tristone to facilitate the sale of certain non-strategic properties located in Louisiana and Texas.  The fields in Louisiana include Horseshoe Bayou/Bayou Sale, High Island, Bayou Penchant, Jeanerette, Cote Blanche Island and Chunchula.  Aggregate daily production of these fields is approximately 1,557 Boe/d.   The Texas fields include Bego South and Briscoe Ranch.  The total daily production of these two fields in Texas is approximately 372 Boe/d.

Price Risk Management

Swift Energy has purchased natural gas floors that will cover more than 50% of its currently expected second quarter 2011 natural gas production at an average NYMEX strike price of $4.16 per MMBtu.  The Company has also purchased floors at a $98.54 per barrel average NYMEX strike price covering more than 45% of its anticipated second quarter 2011 crude oil production.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

Earnings Conference Call

Swift Energy will conduct a live conference call today, Thursday, May 5, at 10:00 a.m. EDT to discuss first quarter 2011 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will be available later on May 5 until May 12, by dialing 706-645-9291 and using Conference ID # 56393760.  Additionally, the conference call will be available over the Internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website.

Annual Shareholder Meeting

Swift Energy’s Annual Meeting of Shareholders will be held at 4:00 p.m. CDT on Tuesday, May 10, 2011 at the Hilton Houston North, 12400 Greenspoint Drive, Houston Texas 77060. The public is invited to attend to hear management’s discussion of 2011 opportunities and operating environment.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION (1)
FROM CONTINUING OPERATIONS
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended March 31,
	2011	2010	Percent Change
Revenues:
Oil & Gas Sales	$144,201	$110,025	31%
Other	(123)	(179)	31%
Total Revenue	$144,078	$109,846	31%
Income From Continuing Operations	$20,249	$14,240	42%
Basic EPS – Continuing Operations	$0.47	$0.37	27%
Diluted EPS – Continuing Operations	$0.47	$0.37	27%
Net Cash Provided By Operating Activities – Continuing Operations	$61,716	$59,265	4%
Net Cash Provided By Operating Activities, Per Diluted Share – Continuing Operations	$1.45	$1.56	(7	) %
Cash Flow Before Working Capital Changes(2) (non-GAAP measure) – Continuing Operations	$79,223	$63,967	24%
Cash Flow Before Working Capital Changes, Per Diluted Share – Continuing Operations	$1.86	$1.69	10%
Weighted Average Shares Outstanding (Basic)	42,190	37,652	(12	) %
Weighted Average Shares Outstanding (Diluted)	42,509	37,870	(12	) %
EBITDA (non-GAAP measure)	$94,938	$70,375	35%
Production (MBoe) – Continuing Operations	2,646	2,045	29%
Realized Price ($/Boe) – Continuing Operations	$54.51	$53.81	1%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 6.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

Reconciliation of GAAP (a) to non-GAAP Measures
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010
INCOME TO EBITDA RECONCILIATIONS:
Income from Continuing Operations	$20,249	$14,240	42%
Provision for Income Taxes	12,244	8,581
Interest Expense, Net	8,388	8,326
Depreciation, Depletion & Amortization & ARO (b)	54,057	39,228
EBITDA	$94,938	$70,375	35%

	Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$61,716	$59,265	4%
Increases and Decreases In:
Accounts Receivable	13,612	713
Accounts Payable and Accrued Liabilities	3,112	10,809
Income Taxes Payable	(2)	(126)
Accrued Interest	785	(6,694)
Cash Flow Before Working Capital Changes – Continuing Operations	$79,223	$63,967	24%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of March 31, 2011	As of December 31, 2010
Assets:
Current Assets:
Cash and Cash Equivalents	$19,764	$86,367
Other Current Assets	87,742	71,427
Current Assets Held for Sale	564	564
Total Current Assets	108,070	158,358
Oil and Gas Properties	4,046,864	3,913,602
Other Fixed Assets	37,599	37,505
Less-Accumulated DD&A	(2,431,612)	(2,378,262)
	1,652,851	1,572,845
Other Assets	12,340	12,713
	$1,773,261	$1,743,916
Liabilities:
Current Liabilities	$154,342	$156,735
Long-Term Debt	471,685	471,624
Deferred Income Taxes	164,037	157,565
Asset Retirement Obligation	70,529	70,171
Other Long-term Liabilities	8,785	7,804
Stockholders’ Equity	903,883	880,017
	$1,773,261	$1,743,916

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
In Thousands Except Per Boe Amounts

	Three Months Ended		Three Months Ended
	Mar. 31, 2011	Per Boe	Mar. 31, 2010	Per Boe
Revenues:
Oil & Gas Sales	$144,201	$54.51	$110,025	$53.81
Other Revenue	(123)	(0.05)	(179)	(0.08)
	144,078	54.46	109,846	53.73
Costs and Expenses:
General and Administrative, net	10,443	3.95	9,251	4.52
Depreciation, Depletion & Amortization	52,921	20.00	38,274	18.72
Accretion of Asset Retirement Obligation (ARO)	1,136	0.43	954	0.47
Lease Operating Costs	25,384	9.59	18,648	9.12
Severance & Other Taxes	13,313	5.03	11,572	5.66
Interest Expense, Net	8,388	3.17	8,326	4.07
Total Costs & Expenses	111,585	42.18	87,025	42.56
Income (Loss) from Continuing Operations Before Income Taxes	32,493	12.28	22,821	11.16
Provision (Benefit) for Income Taxes	12,244	4.63	8,581	4.20
Income (Loss) from Continuing Operations	20,249	7.65	14,240	6.97
Loss from Discontinued Operations, Net of Taxes	(68)	NM	(35)	NM
Net Income (Loss)	$20,181	NM	$14,205	NM

Additional Information:
Total Capital Expenditures	$133,356		$71,426
Capitalized Geological & Geophysical	$7,154		$5,913
Capitalized Interest Expense	$1,876		$1,770
Deferred Income Tax	$10,822		$10,692

Note: Items may not total due to rounding

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Three Months Ended
	Mar. 31, 2011	Mar. 31, 2010
Cash Flows From Operating Activities:
Net Income	$20,181	$14,205
Plus Loss From Discontinued Operations, Net of Taxes	68	35
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	52,921	38,274
Accretion of Asset Retirement Obligation (ARO)	1,136	954
Deferred Income Taxes	10,822	10,692
Stock Based Compensation Expense	2,684	2,364
Other	(8,589)	(2,557)
Change in Assets and Liabilities -
Increase in Accounts Receivable	(13,612)	(713)
Decrease in Accounts Payable and Accrued Liabilities	(3,112)	(10,809)
Increase in Income Taxes Payable	2	126
Increase/(Decrease) in Accrued Interest	(785)	6,694
Cash Provided by Operating Activities – Continuing Operations	61,716	59,265
Cash Provided by Operating Activities – Discontinued Operations	99	46
Net Cash Provided by Operating Activities	61,815	59,311

Cash Flows From Investing Activities:
Additions to Property and Equipment	(131,911)	(63,386)
Proceeds from the Sale of Property and Equipment	13	52
Cash Used in Investing Activities – Continuing Operations	(131,898)	(63,334)
Cash Provided by Investing Activities – Discontinued Operations	5,000	5,000
Net Cash Used in Investing Activities	(126,898)	(58,334)

Cash Flows From Financing Activities:
Net Proceeds From Issuance of Common Stock	1,742	1,331
Purchase of Treasury Shares	(3,262)	(1,676)
Cash Used in Financing Activities – Continuing Operations	(1,520)	(345)
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Used in Financing Activities	(1,520)	(345)
Net Increase/(Decrease) in Cash and Cash Equivalents	(66,603)	632
Cash and Cash Equivalents at the Beginning of the Period	86,367	38,469
Cash and Cash Equivalents at the End of the Period	$19,764	$39,101

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Mar. 31, 2011	Dec. 31, 2010	Percent Change	Mar. 31, 2010	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,646	2,185	21%	2,045	29%
Natural Gas (Bcf)	7.88	5.46	44%	4.77	65%
Crude Oil (MBbl)	985	976	1%	945	4%
NGL (MBbl)	348	299	16%	303	15%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$54.51	$52.98	3%	$53.81	1%
Natural Gas ($/Mcf)	$3.82	$3.57	7%	$4.74	(19	) %
Crude Oil ($/Bbl)	$98.61	$85.52	15%	$78.10	26%
NGL ($/Bbl)	$48.87	$42.81	14%	$44.71	9%

SWIFT ENERGY COMPANY
SECOND QUARTER AND FULL YEAR 2011
GUIDANCE ESTIMATES

	Actual For First Quarter 2011	Guidance For Second Quarter 2011			Guidance For Full Year 2011

Production Volumes (MMBoe)	2.65	2.69	-	2.84	10.8	-	11.1

Production Mix:
Natural Gas (Bcf)	7.88	8.54	-	9.01	35.2	-	36.3
Crude Oil (MMBbl)	0.98	0.98	-	1.03	3.73	-	3.84
Natural Gas Liquids (MMBbl)	0.35	0.29	-	0.30	1.23	-	1.27
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	$(0.30)	($0.25)	-	($.75)	($0.50)	-	($1.00)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$4.01	$4.00	-	$8.00	$2.00	-	$4.00
NGL (per Bbl)
Percent of NYMEX Crude	52%	50%	-	60%	50%	-	60%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$9.59	$9.00	-	$9.50	$9.00	-	$9.25
Severance & Ad Valorem Taxes (as % of Revenue dollars)	9.2%	9.0%	-	10.0%	9.0%	-	10.0%
Other Costs:
G&A per Boe	$3.95	$4.00	-	$4.30	$4.00	-	$4.20
Interest Expense per Boe	$3.17	$3.15	-	$3.40	$3.15	-	$3.40
DD&A per Boe	$20.00	$20.50	-	$20.75	$20.50	-	$20.75
Supplemental Information:
Capital Expenditures
Operations	$124,326	$131,500	-	$150,600	$426,000	-	$482,000
Acquisitions/(Dispositions), net	---	-	-	-	($30,000)	-	($40,000)
Capitalized G&G (Note 4)	$7,154	$ 6,700	-	$ 7,300	$27,000	-	$29,000
Capitalized Interest	$1,876	$ 1,800	-	$ 2,100	$7,000	-	$ 9,000
Total Capital Expenditures	$133,356	$140,000	-	$160,000	$430,000	-	$480,000

Basic Weighted Average Shares	42,190	42,300	-	42,500	42,300	-	42,500
Diluted Computation:
Weighted Average Shares	42,509	42,700	-	42,900	42,600	-	42,800

Effective Tax Rate	37.7%	37.0%	-	38.0%	37.0%	-	38.0%
Deferred Tax Percentage	89%	90%	-	100%	90%	-	100%

Note 1:	Swift Energy now maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.